Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Harpoon Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$681,665,290.21	$0.00014760	$100,613.80

Fees Previously Paid	—		—

Total Transaction Valuation	$681,665,290.21

Total Fees Due for Filing			$100,613.80

Total Fees Previously Paid			—

Total Fee Offsets			—
Net Fee Due			$100,613.80

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.0001 per share (“Common Stock”), of Harpoon Therapeutics, Inc. (the “Company”).
(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on January 7, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 32,440,113, which consists of:

a.

16,948,331 issued and outstanding shares of Common Stock; 723,506 shares of Common Stock underlying outstanding stock options with exercise prices below $23.00; 13,694,249 shares of Common Stock underlying outstanding warrants; 1,022,522 shares of Common Stock underlying outstanding restricted stock units; and 51,505 shares of Common Stock estimated to be issuable pursuant to the Company’s employee stock purchase plan (the “ESPP”) after January 7, 2024 and prior to the closing date.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on January 7, 2024, the underlying value of the transaction was calculated as the sum of:

a.

the product of 16,948,331 shares of Common Stock multiplied by the merger consideration of $23.00; the product of 723,506 shares of Common Stock subject to issuance pursuant to outstanding stock options with exercise prices below $23.00, multiplied by $13.2583 (which is the excess of $23.00 over $9.7417, the weighted average exercise price of such stock options); the product of 748,574 shares of Common Stock subject to issuance pursuant to outstanding warrants with an exercise price of $9.78885, multiplied by $13.21115 (which is the excess of $23.00 over $9.78885, the exercise price of such warrants); the product of 8,583,675 shares of Common Stock subject to issuance pursuant to outstanding warrants with an exercise price of $5.8345, multiplied by $17.1655 (which is the excess of $23.00 over $5.8345, the exercise price for such warrants); the product of 4,362,000 shares of Common Stock subject to issuance pursuant to outstanding pre-funded warrants (with a nominal exercise price of $0.0001 per warrant share), multiplied by $23.00; the product of 1,022,522 shares of Common Stock subject to issuance pursuant to outstanding restricted stock units multiplied by $23.00; and the product of 51,505 shares of Common Stock estimated to be issuable pursuant to the ESPP after January 7, 2024 and prior to the closing date multiplied by $23.00.

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00014760.